Exhibit 99.1

CONTACT:	7720 N Dobson Road
Kara Stancell, Investor Relations & Corporate Communications,	Scottsdale, AZ 85256
(480) 291-5854	(602) 808-8800
www.Medicis.com
MEDICIS ANNOUNCES APPROVAL OF NEW STRENGTHS OF SOLODYN®
ADDITIONAL STRENGTHS PROVIDE MORE PRECISE DOSING OPTIONS
SCOTTSDALE, Ariz.—July 27, 2009—Medicis (NYSE:MRX) today announced that the U.S. Food and Drug Administration (FDA) has approved additional strengths of SOLODYN® (minocycline HCl, USP) Extended Release Tablets in 65mg and 115mg dosages for the treatment of inflammatory lesions of non-nodular moderate to severe acne vulgaris in patients 12 years of age and older.
“We are very pleased to announce the approval of these new strengths of SOLODYN,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “These additional strengths will complement the current SOLODYN lineup to offer physicians more precise weight-based dosing options, and make SOLODYN the first and only extended release minocycline with five FDA-approved dosing strengths. We believe physicians and patients will appreciate the value of this greater dosing precision.”
According to the American Academy of Dermatology, acne is the most common skin disorder in the United States, affecting 40 million to 50 million Americans.1 In 2008, there were over 4.5 million patient visits to dermatologists for acne.2 Greater than 5.3 million prescriptions were written by dermatologists for minocycline, doxycycline and/or tetracycline, totaling approximately $879 million in branded and generic retail dollars. Approximately 28% of the 5.3 million prescriptions were written for branded products.3
About SOLODYN Extended Release Tablets
Launched to dermatologists in July 2006 after approval by FDA on May 8, 2006, SOLODYN is the only branded oral minocycline approved for once daily dosage in the treatment of inflammatory lesions of non-nodular moderate to severe acne vulgaris in patients 12 years of age and older. SOLODYN was the first approved minocycline in extended release tablet form. Minocycline is lipid soluble, and distributes in the skin and sebum.
The dosing and administration for SOLODYN is based on extensive, multi-year clinical trials conducted by Medicis in which over 1,000 patients participated. The recommended dosage for SOLODYN is 1 mg/kg daily. In Medicis-sponsored studies, higher doses of SOLODYN (2- and 3-mg/kg/day) were tested against 1 mg/kg/day SOLODYN and did not show additional therapeutic benefits in the treatment of inflammatory lesions of acne. Higher doses have not been shown to be of additional benefit, and may be associated with more acute vestibular side effects. 4

SOLODYN has three issued patents. U.S. patent No. 5,908,838 (‘838), which expires in 2018, relates to the use of the SOLODYN unique dissolution rate. The Company believes all forms of SOLODYN currently approved for use, including the 65mg and 115mg dosages, are covered by one or more claims of the ‘838 patent. U.S. Patent No. 7,541,347, which expires in 2027, relates to the use of the 90mg controlled-release oral dosage form of minocycline to treat acne. U.S. Patent No. 7,544,373, which expires in 2027, relates to the composition of the 90mg dosage form. The Company has a number of additional U.S. patent applications associated with the SOLODYN program on file at the USPTO, several of which contemplated these additional dosage forms.
With the addition of the strengths announced in this press release, SOLODYN is now available by prescription in the five following extended release tablet dosages: 45mg (NDC #99207-460-10 and NDC #99207-460-30), 65mg (NDC #99207-463-10 and NDC #99207-463-30), 90mg (NDC #99207-461-10 and NDC #99207-461-30), 115mg (NDC #99207-464-10 and NDC #99207-464-30) and 135mg (NDC #99207-462-10 and NDC #99207-462-30). When used as directed, SOLODYN is safe and effective for the treatment of inflammatory lesions of non-nodular moderate to severe acne vulgaris in patients 12 years of age and older. The most commonly reported side effects associated with the use of SOLODYN were headache, fatigue, dizziness and pruritus. Minocycline, like other tetracyclines, can cause fetal harm when administered to a pregnant woman. Tetracycline drugs should not be used during tooth development (last half of pregnancy and up to 8 years of age) as they may cause permanent discoloration of teeth. Pseudomembranous colitis has been reported with nearly all antibacterial agents and may range from mild to life-threatening; therefore, it is important to consider this diagnosis in patients who present with diarrhea subsequent to the administration of antibacterial agents. Central nervous system side effects including light-headedness, dizziness or vertigo have been reported with minocycline therapy, but were not significant in SOLODYN clinical investigations. In rare cases, photosensitivity has been reported. SOLODYN should not be used during pregnancy nor by individuals of either gender who are attempting to conceive a child while on therapy; concurrent use of tetracyclines with oral contraceptives may render oral contraceptives less effective. SOLODYN is contraindicated in persons who have shown hypersensitivity to any of the tetracyclines. Safety beyond 12 weeks of use has not been established. Full prescribing information for SOLODYN can be obtained by contacting Medicis. For more information about SOLODYN, visit www.Solodyn.com.
The Company expects product supply to be available for shipping to wholesalers within the quarter, and anticipates promotion and sample distribution of SOLODYN to physicians shortly after initial shipment.
SOLODYN currently is manufactured by WellSpring Pharmaceutical Canada Corp. in Oakville, Ontario, Canada.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the brands DYSPORT™ (abobotulinumtoxinA), RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), PLEXION® (sodium sulfacetamide 10% and sulfur 5%), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream 0.05%, VANOS® (fluocinonide) Cream 0.1%, ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10% and the LIPOSONIX®5 system.

For more information about Medicis, please visit the Company’s website at www.Medicis.com. Printed copies of the Company’s complete audited financial statements are available free of charge upon request.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2008, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. All trademarks are the property of their respective owners.

[1]	American Academy of Dermatology. “Acne Facts.” http://www.aad.org/media/background/factsheets/fact_acne.html. Accessed March 9, 2009.

[2]	IMS Health. Quarterly NDTI database. December 2008. Data on file, Medicis Pharmaceutical Corporation.

[3]	IMS Health, NPA 2008.

[4]	MP-0104-01, “A Randomized, Double-Blind, Placebo-Controlled Phase II Dose Ranging Study of an Oral Extended Release Formulation of Minocycline as Primary Therapy for Acne Vulgaris in Participants 12-30 Years of Age.”

[5]	The LIPOSONIX® system is not cleared for sale in the U.S.
# # #